News Release	Contact:
For Immediate Release	Anna Austin, EVP, Corporate Communications (636) 534-2271 Email: investor.relations@tlcvision.com

TLCVision Elects Warren Rustand as Chairman of the Board

ST. LOUIS, MISSOURI, June 22, 2006: TLC Vision Corporation (NASDAQ:TLCV; TSX:TLC), North America’s premier eye care services company, today announced that its Board of Directors has elected Warren Rustand to serve as Chairman of the Board. Mr. Rustand succeeds former Chairman, Elias Vamvakas, who served in that position since 1994.

“The employees and shareholders are very grateful to Elias for his vision and leadership over the past 13 years,” said Jim Wachtman, President and CEO. “He co-founded TLC Laser Eye Centers in 1993, and is one of the true pioneers in the refractive surgery industry. We are fortunate to have him remain as a Director to help lead the Company in the future.”

Mr. Rustand has served as an independent director on TLCVision’s Board since October 1997 as well as Chairman of its Audit Committee. He is the Managing Partner of SCCapital Partners, a Newport Beach, California investment banking firm and Chairman and Chief Executive Officer of Summit Capital Consulting.

“Warren has been a very active, independent Board member since 1997,” said Jim Wachtman. “He brings a wealth of experience and strategic vision to the Chairman role and I look forward to working with him.”

Mr. Rustand also serves on the board of Providence Service Corporation (NASDAQ: PRSC). He has served on nearly fifty boards of directors, which include both private and public companies, as well as numerous non-governmental organizations. Additionally, Mr. Rustand has had a long-term interest in public policy, and in 1973, was selected as a White House Fellow. During his fellowship he served in various positions such as Special Assistant to the Secretary of Commerce and Special Assistant to the Vice President. In addition, from 1974 to 1976, he served as the Appointments Secretary to President Gerald Ford.

About TLCVision

TLCVision is North America’s premier eye care services company, providing eye doctors with the tools and technologies needed to deliver high-quality patient care. Through its centers management and technology access service models, and its managed care contracting strength, TLCVision maintains leading positions in Refractive and Cataract markets. More information about TLCVision can be found on the web site at www.tlcv.com.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934, which statements can be identified by the use of forward looking terminology, such as “may”, “will”, “expect”, ”intend”, “anticipate”, “estimate”, “predict”, “plans” or “continue” or the negative thereof or other variations thereon or comparable terminology referring to future events or results. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including the timing of expenditures, effects of competition, changes to pricing, acquisitions and expansion opportunities, any of which could cause actual results to vary materially from current results or TLCVision’s anticipated future results. See the Company’s reports filed with the Canadian Securities Regulators and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from results referred to in forward looking statements. TLCVision assumes no obligation to update the information contained in this press release.